EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated July 1, 2025 (including amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of OmniAb, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other.

Ash X LP Signature: /s/ Robert Goldstein Name/Title: Robert Goldstein/Managing Member, RLG GP LLC, its General Partner

RLG GP LLC Signature: /s/ Robert Goldstein Name/Title: Robert Goldstein/Managing Member

RLG Capco II LLC Signature: /s/ Robert Goldstein Name/Title: Robert Goldstein/Manager

Robert Goldstein Signature: /s/ Robert Goldstein Name/Title: Robert Goldstein/Self